Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease
LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

MANCHESTER, CT - February 25, 2019 - LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2018.

HIGHLIGHTS - Q4 2018 vs. Q4 2017

GAAP Financials

•	Net sales of $209.9 million, up $31.9 million, or 17.9%

–	Acquisitions completed in Q3 2018 contributed $35.5 million, or 20.0%

•	Gross margin of 19.9%, down 230 basis points

•	Operating margin of 6.3%, down 250 basis points

•	Earnings per share ("EPS") of $0.42, compared to $0.80

–	Tax Cuts and Jobs Act ("Tax Act") resulted in a one-time net tax benefit of $0.22 EPS in Q4 2017

•	Cash flow from operations of $30.2 million, compared to $16.7 million

Non-GAAP Financial Measures*

•	Organic sales decline of 0.4%

•	Adjusted gross margin of 20.3%, down 200 basis points

•	Adjusted operating margin of 7.0%, down 240 basis points

•	Adjusted EPS of $0.52, compared to adjusted $0.67 per share

–	Increased intangibles amortization of $2.9 million, or $0.13 per share

•	Adjusted EBITDA margin of 12.1%, down 70 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “The Interface Performance Materials business, acquired in third quarter of 2018, led to overall sales growth of nearly 18% from fourth quarter 2017, and we are pleased with the progress on the integration. Performance Materials segment organic sales grew by 4.2%, but we reported a slight decline in consolidated organic sales primarily driven by softer than expected demand in the Technical Nonwovens segment, principally in China. Consolidated margins were below fourth quarter 2017, but adjusted gross margin and adjusted EBITDA margin improved sequentially by 160 basis points and 130 basis points, respectively, from third quarter 2018 driven by improved operational performance in the Thermal Acoustical Solutions segment and the benefit of a full quarter of Interface results."

Q4 2018 Results

Net sales increased by $31.9 million, or 17.9%, to $209.9 million, compared to $178.0 million in the fourth quarter of 2017 as a result of the acquisition of Interface Performance Materials, which increased Performance Materials ("PM") segment net sales by $33.9 million. Organic sales growth was 4.2% in the PM segment driven primarily from improved sales of filtration products. The Technical Nonwovens ("TNW") segment reported organic sales decline of 4.7% due to lower demand and timing of orders of filtration products in China and reduced sales of advanced materials products. The Thermal Acoustical Solutions ("TAS") segment reported a marginal reduction in organic sales as reduced parts sales in North America and China were partially offset by increased parts sales in Europe.

Gross margin was 19.9%, compared to 22.2% in the fourth quarter of 2017 as the TAS and TNW segments' gross margin negatively impacted consolidated gross margin, partially offset by the PM segment. The TAS segment gross margin was negatively impacted by increased labor and overhead expenses, primarily associated with new product launch activity, which reduced consolidated gross margin by approximately 130 basis points. Also, commodity inflation and tariffs, and lower customer pricing in the TAS segment negatively impacted consolidated gross margin by approximately 50 basis points. The TNW segment gross margin was negatively impacted by lower sales volumes, unfavorable product mix and commodity inflation, which was partially offset by improved customer pricing. The PM segment favorably impacted consolidated gross margin due to the inclusion of Interface sales at higher gross margins.

Operating margin was 6.3%, down 250 basis points, compared to the fourth quarter of 2017 principally due to lower gross margin and incremental intangible assets amortization of $2.9 million, or 130 basis points. This was partially offset by lower cash incentive and stock compensation expenses of $2.8 million. Adjusted operating margin was 7.0%, down 240 basis points from the fourth quarter of 2017 after excluding expenses related to strategic initiatives, restructuring and consolidation expenses and inventory step-up from both periods.

The Company's effective tax rate in the fourth quarter of 2018 was 26.6% compared to 5.3% in the same quarter of 2017. The fourth quarter of 2018 was unfavorably impacted by discrete tax items impacting the effective tax rate by approximately 5.3%, while the fourth quarter of 2017 was lower due to the Tax Act enacted in December 2017.

Net income was $7.2 million, or $0.42 per diluted share, compared to $13.8 million, or $0.80 per diluted share in the fourth quarter of 2017. Adjusted earnings per share were $0.52, including incremental intangibles amortization of $0.13 per share, compared to $0.67 per share in the fourth quarter of 2017.

Full Year 2018 Results

The Company reported net sales of $785.9 million in 2018, including $48.9 million from acquisitions, compared to $698.4 million in 2017. Organic sales growth was 2.2%, with modest growth in all segments. Gross margin was 19.4% in 2018 compared to 23.4% in 2017. Operating margin was 6.3% in 2018 compared to 9.5% in 2017. Earnings per share in 2018 were $2.02, compared to $2.85 per share in 2017. Adjusted earnings per share were $2.43 in 2018, including incremental intangibles amortization of $0.21 per share, compared to $2.80 in 2017.

Liquidity

Cash was $49.2 million at December 31, 2018, compared to $59.9 million at December 31, 2017. Net cash provided by operations was $30.2 million in the fourth quarter of 2018 compared to $16.7 million in the fourth quarter of 2017, and $44.7 million in 2018 compared to $62.9 million in 2017. Overall, lower operating income and working capital expansion drove lower cash generation in 2018. During the fourth quarter of 2018, the Company paid down $13.0 million of outstanding borrowings on its credit facility. As of December 31, 2018, there was approximately $108 million of availability under the facility.

Mr. Barnhart added, “I am pleased with cash generation in the fourth quarter, and going into 2019 we are focused on improving our full year cash generation, through working capital reduction, in order to accelerate debt pay-down. Overall, our cash flow generation and ample capacity under our credit facility will allow us to support organic growth programs and fund capital investments."

Outlook

Mr. Barnhart concluded, “As we begin 2019, demand is generally steady and we are experiencing a stabilization of key raw material costs, but we continue to monitor the uncertainties around governmental actions impacting global trade regulations. We are executing on the integration of Interface and expect consolidated EBITDA growth in the first quarter compared to the first quarter of 2018. With our focused cost control and margin improvement plans across the businesses, and expected year over year raw material cost reductions, we currently expect full year 2019 EBITDA margin expansion."

Conference Call

Lydall will host a conference call on February 26, 2019, at 10:00 a.m. Eastern Time to discuss results for its fourth quarter and year ended December 31, 2018 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 2:00 p.m. Eastern Time on February 26, 2019 through 11:59 p.m. Eastern Time on March 5, 2019 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10128314. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, consolidated and segment EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Adjusted segment EBITDA is used as a basis to internally evaluate the financial performance of the Company's segments because the Company believes it reflects current core operating performance and provides an indicator of the segment's ability to generate cash. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for first quarter and full year 2019, including the expected impact of raw material costs, the Company's ability to successfully integrate the Interface businesses and improve margins and cash flow generation across the Company may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2018.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
Brendan Moynihan
Vice President, Financial Planning and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017 (1)	2018	2017 (1)

Net sales	$209,938	$178,030	$785,897	$698,437
Cost of sales	168,066	138,550	633,252	535,078
Gross profit	41,872	39,480	152,645	163,359

Selling, product development and administrative expenses	28,702	23,820	103,457	97,159
Operating income	13,170	15,660	49,188	66,200

Interest expense	3,595	614	6,212	2,720
Other (income) expense, net	(196)	434	(289)	2,161
Income before income taxes	9,771	14,612	43,265	61,319

Income tax expense	2,599	773	8,453	11,974
(Income) loss from equity method investment	(12)	(9)	(132)	28
Net income	$7,184	$13,848	$34,944	$49,317

Earnings per share:
Basic	$0.42	$0.81	$2.03	$2.89
Diluted	$0.42	$0.80	$2.02	$2.85

Weighted average number of common shares outstanding	17,239	17,095	17,204	17,045
Weighted average number of common shares and equivalents outstanding	17,302	17,345	17,330	17,317

(1)
Operating expense of $0.2 million and $0.8 million in the quarter and year ended December 31, 2017 was reclassified to other (income) expense, net, to give effect to the adoption of a new accounting standard related to the presentation of net periodic pension cost.

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales

Performance Materials Segment (1)	$65,570	$29,070	$169,217	$116,669
Technical Nonwovens Segment (2)	64,747	69,755	277,071	269,077
Thermal Acoustical Solutions (3)	85,610	86,943	365,427	342,105
Eliminations and Other (2)	(5,989)	(7,738)	(25,818)	(29,414)
Consolidated Net Sales	$209,938	$178,030	$785,897	$698,437

Operating Income

Performance Materials Segment (1)	$5,096	$3,596	$13,139	$12,321
Technical Nonwovens Segment	3,928	6,255	21,323	26,047
Thermal Acoustical Solutions (3)	8,728	12,334	38,085	53,132
Corporate Office Expenses	(4,582)	(6,525)	(23,359)	(25,300)
Consolidated Operating Income	$13,170	$15,660	$49,188	$66,200

(1)	The Performance Materials segment reports results of Interface and PCC for the periods following the dates of acquisitions of August 31, 2018 and July 12, 2018, respectively.

(2)
Included in the Technical Nonwovens segment and Eliminations and Other is $5.0 million and $7.0 million in intercompany sales to the Thermal Acoustical Solutions segment for the quarters ended December 31, 2018 and 2017, respectively, and $22.2 million and $26.5 million for the years ended December 31, 2018 and 2017, respectively.

(3)
Effective January 1, 2018, the Thermal/Acoustical Metals and Thermal/Acoustical Fibers operating segments were combined into a single operating segment named Thermal Acoustical Solutions.  Segment information for the quarter and year ended December 31, 2017 has been recast to give effect to the new segment structure.

Financial Position
In thousands except ratio data
(Unaudited)
	December 31, 2018	December 31, 2017

Cash and cash equivalents	$49,237	$59,875
Working capital	$195,732	$171,389
Total debt	$324,813	$77,190
Stockholders' equity	$369,275	$353,396
Total capitalization	$694,088	$430,586
Total debt to total capitalization	46.8%	17.9%

Cash Flows
In thousands	Quarters Ended		Years Ended
(Unaudited)	December 31,		December 31,
	2018	2017	2018	2017

Net cash provided by operating activities	$30,241	$16,744	$44,739	$62,936
Net cash used for investing activities	$(11,184)	$(7,076)	$(300,965)	$(27,329)
Net cash (used for) provided by financing activities	$(13,082)	$(15,352)	$247,476	$(53,209)
Depreciation and amortization	$10,720	$6,744	$33,162	$26,130
Capital expenditures	$(11,200)	$(7,088)	$(31,291)	$(27,006)

Common Stock Data
	Quarters Ended December 31,
	2018	2017

High	$44.03	$60.00
Low	$18.47	$49.55
Close	$20.31	$50.75

During the fourth quarter of 2018, 9,359,069 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarters Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Net sales	$209,938	$178,030	$785,897	$698,437

Gross Profit, as reported	$41,872	$39,480	$152,645	$163,359
Inventory step-up purchase accounting adjustments	585	—	1,975	1,108
Automotive segments consolidation expenses	—	—	—	121
Severance expenses	—	—	—	459
TNW restructuring expenses	169	155	1,894	395
Gross Profit, adjusted	$42,626	$39,635	$156,514	$165,442

Gross Margin, as reported	19.9%	22.2%	19.4%	23.4%
Gross Margin, adjusted	20.3%	22.3%	19.9%	23.7%

Operating income, as reported	$13,170	$15,660	$49,188	$66,200
Strategic initiatives expenses	594	308	3,631	778
Inventory step-up purchase accounting adjustments	585	—	1,975	1,108
Automotive segments consolidation expenses	—	496	—	1,693
Severance expenses	—	—	—	987
TNW restructuring expenses	358	215	2,296	662
Operating income, adjusted	$14,707	$16,679	$57,090	$71,428

Operating margin, as reported	6.3%	8.8%	6.3%	9.5%
Operating margin, adjusted	7.0%	9.4%	7.3%	10.2%

Diluted earnings per share, reported	$0.42	$0.80	$2.02	$2.85
Strategic initiatives expenses	$0.03	$0.02	$0.21	$0.04
Inventory step-up purchase accounting adjustments	$0.03	$—	$0.11	$0.06
Severance expenses	$—	$—	$—	$0.06
TNW restructuring expenses	$0.02	$0.01	$0.13	$0.04
Automotive segments consolidation expenses	$—	$0.03	$—	$0.10
Tax effect of above adjustments	$—	$(0.02)	$(0.06)	$(0.09)
Discrete tax adjustments	$0.02	$(0.17)	$0.02	$(0.26)
Diluted earnings per share, adjusted	$0.52	$0.67	$2.43	$2.80

This press release reports adjusted results for the quarters and years ended December 31, 2018 and 2017, which excludes strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments, expenses associated with the combination of the T/A Metals and T/A Fibers segments, purchase accounting adjustments related to inventory step-up in the Performance Materials and Technical Nonwovens segments and discrete tax adjustments, including the impact of the Tax Act.

CONSOLIDATED AND SEGMENT EBITDA/ADJUSTED EBITDA
In thousands except ratio data
(Unaudited)

The following tables report consolidated and segment earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA for the quarters and years ended December 31, 2018 and 2017. The Company uses segment operating income (loss) for the purpose of calculating segment EBITDA and adjusted EBITDA. Adjusted EBITDA excludes strategic initiatives expenses, restructuring expenses, severance expenses for workforce reductions, automotive segments consolidation expenses and acquisitions' purchase accounting adjustments related to inventory step-up.

	For the Quarter Ended December 31, 2018
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net Income						$7,184
Interest expense						3,595
Income tax expense						2,599
Other income, net						(196)
Income from equity method investment						(12)
Operating income	$5,096	$3,928	$8,728	$17,752	$(4,582)	$13,170
Depreciation and amortization	4,634	3,309	2,369	10,312	175	10,487
Other income, net	—	—	—	—	(196)	(196)
Income from equity method investment	—	(12)	—	(12)	—	(12)
EBITDA	$9,730	$7,249	$11,097	$28,076	$(4,211)	$23,865
% of net sales	14.8%	11.2%	13.0%	13.0%		11.4%

Strategic initiatives expenses	$—	$—	$—	$—	$594	$594
Inventory step-up purchase accounting adjustments	585	—	—	585	—	585
TNW restructuring expenses	—	358	—	358	—	358
EBITDA, adjusted	$10,315	$7,607	$11,097	$29,019	$(3,617)	$25,402
% of net sales	15.7%	11.7%	13.0%	13.4%		12.1%

	For the Quarter Ended December 31, 2017
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net Income						$13,848
Interest expense						614
Income tax expense						773
Other expense, net						434
Income from equity method investment						(9)
Operating income	$3,596	$6,255	$12,334	$22,185	$(6,525)	$15,660
Depreciation and amortization	999	3,155	2,301	6,455	163	6,618
Other expense, net	—	—	—	—	434	434
Income from equity method investment	—	(9)	—	(9)	—	(9)
EBITDA	$4,595	$9,419	$14,635	$28,649	$(6,796)	$21,853
% of net sales	15.8%	13.5%	16.8%	15.4%		12.3%

Strategic initiatives expenses	$—	$—	$—	$—	$308	$308
TNW restructuring expenses	—	215	—	215	—	215
Automotive segments consolidation expenses	—	—	277	277	219	496
EBITDA, adjusted	$4,595	$9,634	$14,912	$29,141	$(6,269)	$22,872
% of net sales	15.8%	13.8%	17.2%	15.7%		12.8%

	For the Year Ended December 31, 2018
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net Income						$34,944
Interest expense						6,212
Income tax expense						8,453
Other income, net						(289)
Income from equity method investment						(132)
Operating income	$13,139	$21,323	$38,085	$72,547	$(23,359)	$49,188
Depreciation and amortization	9,006	13,877	9,190	32,073	658	32,731
Other income, net	—	—	—	—	(289)	(289)
Income from equity method investment	—	(132)	—	(132)	—	(132)
EBITDA	$22,145	$35,332	$47,275	$104,752	$(22,412)	$82,340
% of net sales	13.1%	12.8%	12.9%	12.9%		10.5%

Strategic initiatives expenses	$233	$—	$—	$233	$3,398	$3,631
Inventory step-up purchase accounting adjustments	1,975	—	—	1,975	—	1,975
TNW restructuring expenses	—	2,296	—	2,296	—	2,296
EBITDA, adjusted	$24,353	$37,628	$47,275	$109,256	$(19,014)	$90,242
% of net sales	14.4%	13.6%	12.9%	13.5%		11.5%

	For the Year Ended December 31, 2017
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net Income						$49,317
Interest expense						2,720
Income tax expense						11,974
Other expense, net						2,161
Loss from equity method investment						28
Operating income	$12,321	$26,047	$53,132	$91,500	$(25,300)	$66,200
Depreciation and amortization	3,996	12,625	8,619	25,240	699	25,939
Other expense, net	—	—	—	—	2,161	2,161
Loss from equity method investment	—	28	—	28	—	28
EBITDA	$16,317	$38,644	$61,751	$116,712	$(26,762)	$89,950
% of net sales	14.0%	14.4%	18.1%	16.0%		12.9%

Strategic initiatives expenses	$—	$60	$—	$60	$718	$778
Inventory step-up purchase accounting adjustments	—	1,108	—	1,108	—	1,108
Severance expenses	—	274	713	987	—	987
TNW restructuring expenses	—	662	—	662	—	662
Automotive segments consolidation expenses	—	—	1,366	1,366	327	1,693
EBITDA, adjusted	$16,317	$40,748	$63,830	$120,895	$(25,717)	$95,178
% of net sales	14.0%	15.1%	18.7%	16.6%		13.6%

Organic Sales
(Unaudited)

	Quarter Ended December 31, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	125.6%	(7.2)%	(1.5)%	17.9%
Acquisitions	122.2%	—%	—%	20.0%
Change in tooling sales	0.3%	—%	—%	0.1%
Foreign currency translation	(1.1)%	(2.5)%	(1.0)%	(1.8)%
Organic sales growth	4.2%	(4.7)%	(0.5)%	(0.4)%

	Year Ended December 31, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	45.0%	3.0%	6.8%	12.5%
Acquisitions	41.9%	—%	—%	7.0%
Change in tooling sales	0.1%	—%	3.7%	1.8%
Foreign currency translation	1.6%	1.4%	1.5%	1.5%
Organic sales growth	1.4%	1.6%	1.6%	2.2%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.